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                                                                    Exhibit 10.9

                           Data Critical Corporation
                     19820 North Creek Parkway, Suite 100
                               Bothell, WA 98011


                                March 12, 2001


Mr. Steve Hannah
1806 Geeting Pl
Placentia CA 92870

Dear Steve:

     It is my pleasure to offer you the following terms and conditions in consideration of (and effective upon) your becoming an employee of Data Critical Corporation (the "Company"). References to "you" and "Employee" mean Steve Hannah.

     1.   Effectiveness of Agreement.  Notwithstanding anything contained herein
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to the contrary, this agreement (this "Agreement") shall become effective only if and to the extent the Effective Date (as defined below) shall occur; whereupon this Agreement shall become effective with no further action on the part of either of the parties hereto, and failing which this Agreement shall be null and void. This Agreement shall not convey or impose any rights on either party prior to the Effective Date. Upon becoming effective, this Agreement will supercede all prior agreements relating to the employment of the Employee with the Company or its predecessors (including, VitalCom Inc. and its predecessors, collectively "VitalCom"), all of which other agreements shall cease to be of any further force or effect.

     For purposes of this Agreement, the "Effective Date" shall mean the date upon which the following conditions shall have been satisfied:

         (i) the merger (the "Merger") of VitalCom and Viper Acquisition Corp., a Delaware corporation ("VAC"), shall have been consummated in accordance with that certain Agreement and Plan of Merger dated of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time hereafter,the "Merger Agreement") between VitalCom, VAC and the Company; and

         (ii) Employee remains employed by Company at the time such Merger is consummated.

     2.  Position.  Employee's position shall be Vice President of Engineering,
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and in such capacity you shall perform such duties as shall be designated for you by the management of the Company. You will report to the Chief Executive Officer of the Company unless otherwise designated by the Board of Directors of the Company (the "Board").

     3.  Compensation and Benefits.  Your compensation shall consist of the
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following:
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     .    A monthly salary of $15,000 (equating to $180,000 per year), subject to customary withholding.

     . Upon achievement of agreed upon objectives, an annual bonus of 25% of your annual base salary; it being agreed however that if you remain employed with the Company through December 31, 2001, in no event will your bonus in respect of 2001 be less than $50,000.

     . Within 45 days after the Effective Date, the Board of Directors of the Company (the "Board") will grant you 20,000 options for the purchase of the Company's common stock pursuant to the Company's 1999 Stock Option Plan, which options shall vest over 4 years (vesting 25% after 1 year and monthly thereafter), have a 10 year expiration and have an exercise price equal to the market price on the date of grant. These options, together with the options into which your VitalCom options have been converted, shall become fully-vested and exercisable upon any "change of control" of the Company. For purposes hereof, a change of control shall be any merger, consolidation, amalgamation or other similar transaction pursuant to which the stockholders of Data Critical Corporation immediately prior to such transaction will cease to own at least 51% of the outstanding voting stock of the entity surviving such transaction (other than any such transaction intended only to change the domocile of the Company) or the sale by the Company of all or substantially all of its assets. The terms of this particular item are intended to survive any termination of this Agreement or Employee's employment relationship with the Company.

     . You shall also be eligible to receive subsequent grants of options for the purchase of the Company's common stock at the discretion of the Board.

     . You shall be entitled to participate in all other benefit programs offered to other similarly situated employees of the Company.

     You will be eligible to participate in our employee benefits program. The Company currently pays all premiums for its employees and their dependents' medical, dental, vision, prescription drug card coverage and employee assistance program through group plans. In addition, the Company pays for basic life, accidental death and dismemberment and long-term disability insurance for its employees. All group insurance benefits and Company benefits are subject to change from time to time.

     The Company offers a 401(k) plan to all eligible employees. Currently, this is an employee-contribution-only plan provided as a retirement vehicle and as means of deferring federal income taxes. You may elect to participate in such plan and to make contributions through payroll deduction.

     4.     Term of Agreement; At-Will Employment.
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            (a)  This letter agreement shall have a term of one (1) year, subject to earlier termination as set forth below (the "Original Term").
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          (b)  The Company and Employee acknowledge that Employee's employment is and shall continue to be at-will, as defined under applicable law, and that Employee's employment with the Company may be terminated by either party at any time for any or no reason, subject to the terms of this letter agreement. If Employee's employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this letter agreement or as otherwise required by law. Any payments, benefits, damages, awards, or other compensation provided for hereunder upon any termination hereof shall be inclusive of (and not additive to) any such amounts required pursuant to any applicable law. The rights and duties created by this
Section 4 may not be modified in any way except by a written agreement executed by the Company and the Employee. Notwithstanding anything contained in this Agreement to the contrary, the Company agrees that it will not terminate your employment for any reason other than Cause (as defined below) at any time prior to January 1, 2002.

     5.   Severance.  In the event that the Company terminates you at any point
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in time without Cause (as defined below) at any time during the Original Term of this letter agreement, the Company will continue to pay your monthly salary of $15,000 per month (subject to customary withholding) for a period of six months after such termination in accordance with its standard payroll procedures. For purposes of this letter, "Cause" shall mean, (a) the commission of an act of fraud or dishonesty in the course of your employment with the Company; (b) conviction of, or plea of nolo contendre to, a crime constituting a felony or in respect of any act of fraud, dishonesty or moral turpitude, (c) willful misconduct or gross negligence in performance of your duties, including refusal to comply in any material respect with the directives of the Board or Employee's supervisors or the Company's policies and procedures, or (d) any willful attempt to do an injury to the Company, or conduct that materially discredits the Company or is materially detrimental to the reputation or business of the Company.

     6.   Covenant.  Employee hereby agrees that he shall not, during the term
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of his employment and for a period of one year after termination of his employment with the Company and/or any of its affiliates for any reason, do any of the following without the prior written consent of the Board of Directors of the Company (for purposes of this Section, the term "Company" shall mean the Company and each of its subsidiaries):

     (a)  Solicit Business.  Solicit or influence or attempt to influence any
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client, customer or other person either directly or indirectly, to direct his or its purchase of the Company's products and/or services to any Competitor (as defined below). As used in this Section, a "Competitor" shall mean any company or other enterprise carrying on or proposing to carry on any business or having any product line related to the business of the Company, including, without limitation, in-hospital wireless products or systems; enterprise monitoring or telemetry products; handheld communications products for doctors, nurses and other health care professionals; remote monitoring of, or transmission of, ECGs or other patient medical information; any pacemaker, arrhythmia follow-up or patient charting software or hardware products or technology for cardiologists or cardiac surgeons; wireless physician charting products; or any other current or currently planned (at the time of Employee's termination) products or businesses by the Company, or that are otherwise competitive with the business conducted by or planned to be conducted by the Company, nor engage in any other activities that conflict with Employee's obligations to the Company.

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     (b)  No-Hire.  Solicit or influence or attempt to influence, directly or
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indirectly, any person employed by the Company or any of its affiliates to terminate or otherwise cease his employment with the Company or hire any such person within 6 months after such person's leaving the Company's employ.

     (c)  Equitable Remedies. Employee acknowledges and agrees that Employee's
          ------------------
breach of this letter agreement will cause irreparable injury to the Company for which money damages and other remedies at law would be inadequate, and as such that the Company and/or its affiliates shall be entitled to equitable remedies, including, without limitation, specific performance and/or temporary or permanent injunctive relief.

     (d)  Scope.  Employee acknowledges and agrees that the Company has relied
          -----
and is relying on the covenants contained herein in their decision to enter into this letter agreement and that in light of such reliance the covenants contained herein are fair and reasonable.

     7.   Confidentiality Agreement.  Employee shall sign, or has signed, a
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Proprietary Information and Invention Assignment Agreement (the "Confidentiality
                                                                 ---------------
Agreement") substantially in the form attached hereto as Exhibit A.  Employee
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hereby represents and warrants to the Company that he has complied with all obligations under the Confidentiality Agreement and agrees to continue to abide by the terms of the Confidentiality Agreement and further agrees that the provisions of the Confidentiality Agreement shall survive any termination of this Agreement or of Employee's employment relationship with the Company.

     8.   Miscellaneous Provisions.
          ------------------------

     (a)  Amendments and Waivers.  The terms of this letter agreement may only
          ----------------------
be amended or waived only with the written consent of the parties.

     (b)  Sole Agreement.  This letter agreement, including any Exhibits
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hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

     (c)  Notices.  Any notice required or permitted by this letter agreement
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shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address as set forth below or as subsequently modified by written notice.

     (d)  Choice of Law.  The validity, interpretation, construction and
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performance of this letter agreement shall be governed by the laws of the State of California without giving effect to the principles of conflict of laws.

     (e)  Severability.  If one or more provisions of this letter agreement
          ------------
are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then
(i) such provision shall be excluded from this letter agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

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     (f)  Counterparts.  This letter agreement may be executed in counterparts,
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each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     (g)  Arbitration.  Any dispute or claim arising out of or in connection
          -----------
with this letter agreement will be finally settled by binding arbitration in Seattle, Washington in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

     (h)  Survival.  The provision of Sections 5, 6, 7, and 8(g) of this
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Agreement shall survive both the termination of this letter agreement and/or the termination of the Employee's employment with the Company and/or its affiliates.

     (i)  Advice of Counsel.  EACH PARTY TO THIS LETTER AGREEMENT ACKNOWLEDGES
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THAT, IN EXECUTING THIS LETTER AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO
SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS LETTER AGREEMENT. THIS LETTER AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.


                           [Signature Page Follows]

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     The parties have executed this letter agreement the date first written above.

                                    DATA CRITICAL CORPORATION:



                                    By:  /s/ Michael E. Singer
                                         ---------------------------------------

                                    Title:  Executive Vice President and Chief
                                            Financial Officer

                                    19820 North Creek Parkway
                                    Suite 100
                                    Bothell, WA  98011


                                    STEPHEN HANNAH


                                    Signature:  /s/ Stephen Hannah
                                              ----------------------------------

                                    1806 Geeting Pl
                                    Placentia CA 92870

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